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Supplement to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Series A Junior Participating Preferred Stock Purchase Rights)
of

ENGELHARD CORPORATION

at
$39.00 NET PER SHARE
by

IRON ACQUISITION CORPORATION

a wholly owned subsidiary of

BASF AKTIENGESELLSCHAFT

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON MONDAY, JUNE 5, 2006, UNLESS THE OFFER IS EXTENDED.

        THE OFFER IS BEING MADE PURSUANT TO THE OFFER TO PURCHASE DATED MAY 9, 2006 (AS AMENDED OR SUPPLEMENTED FROM TIME TO TIME, THE "OFFER TO PURCHASE"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES (AS DEFINED HEREIN) THAT, WHEN ADDED TO THE SHARES ALREADY OWNED BY BASF AKTIENGESELLSCHAFT ("PARENT") OR ANY OF ITS SUBSIDIARIES, SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES OF COMMON STOCK OF ENGELHARD CORPORATION (THE "COMPANY") ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS (OTHER THAN THE SERIES A JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS)). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS SUPPLEMENT TO THE OFFER TO PURCHASE (THIS "SUPPLEMENT"). SEE SECTION 7 OF THIS SUPPLEMENT, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

        THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 30, 2006 (THE "MERGER AGREEMENT"), AMONG PARENT, IRON ACQUISITION CORPORATION ("PURCHASER") AND THE COMPANY AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE FAIR TO, AND IN THE BEST INTEREST OF, THE HOLDERS OF SHARES, HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND MERGER, AND HAS RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER SHARES INTO THE OFFER.

IMPORTANT

        Any stockholder desiring to tender all or any portion of such stockholder's Shares into the Offer should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares. The associated Rights (as defined herein) are currently evidenced by the certificates representing the Shares, and, by tendering Shares, a stockholder will also tender the associated Rights.

        A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 2 of this Supplement and Section 3 of the Offer to Purchase.

        Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth on the back cover of this Supplement. Requests for additional copies of the Offer to Purchase, this Supplement and the accompanying Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at Purchaser's expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

        THIS SUPPLEMENT, THE ACCOMPANYING LETTER OF TRANSMITTAL AND THE OFFER TO PURCHASE CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ EACH CAREFULLY AND IN ITS ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Dealer Manager for the Offer is:

May 30, 2006

SUMMARY TERM SHEET

        Iron Acquisition Corporation, a wholly owned subsidiary of BASF Aktiengesellschaft, is offering to purchase all outstanding shares of common stock, par value $1.00 per share, of Engelhard Corporation (together with the associated Series A Junior Participating Preferred Stock purchase rights) for $39.00 net per share in cash (subject to applicable withholding taxes), upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 9, 2006 (as amended or supplemented from time to time, the "Offer to Purchase"), this Supplement to the Offer to Purchase and the accompanying Letter of Transmittal. This summary term sheet highlights selected information from the Offer to Purchase and this Supplement, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the legal terms of the offer, you should read this Supplement and the accompanying Letter of Transmittal in conjunction with the Offer to Purchase carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth on the back cover of this Supplement.

WHY ARE YOU SENDING THIS SUPPLEMENT?

  •
  There have been developments relating to the offer since May 9, 2006. On May 22, 2006, we increased the per share price we are offering to pay from $38.00 to $39.00, and on May 30, 2006, we entered into a merger agreement with Engelhard Corporation. We are sending you this Supplement to inform you of the terms and conditions of the merger agreement. See Section 6 of this Supplement.

WHAT DOES THE BOARD OF DIRECTORS OF ENGELHARD CORPORATION THINK OF THE OFFER?

  •
  Engelhard Corporation's Board of Directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including each of the offer and the merger, are fair to, and in the best interest of, the holders of shares of common stock of Engelhard, has approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including each of the offer and merger, and has resolved to recommend that the holders of shares accept the offer and tender shares pursuant to the offer. See the "Introduction" to this Supplement.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

  •
  We are offering to pay $39.00 per share of Engelhard common stock, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions contained in the Offer to Purchase, this Supplement and the accompanying Letter of Transmittal. If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to each of this Supplement and the Offer to Purchase.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

  •
  You will have until 12:00 midnight, New York City time, on Monday, June 5, 2006, to decide whether to tender your shares in the offer, unless the offer is extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use

i

    a guaranteed delivery procedure which is described in Section 2 of this Supplement and Section 3 of the Offer to Purchase.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

  •
  We may, subject to applicable law and the provisions of the merger agreement, extend the period of time during which the offer remains open if the conditions to the offer have not been satisfied. In addition, we may, and under certain circumstances Engelhard Corporation may require us to, extend the offer for a subsequent offering period of not less than three business days nor more than 20 business days. You will not have withdrawal rights during any subsequent offering period. See Sections 1 and 2 of the Offer to Purchase.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  •
  If we decide to extend the offer, or if a subsequent offering period is provided, we will inform The Bank of New York, the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was previously scheduled to expire. See Section 1 of the Offer to Purchase.

WILL I RECEIVE THE DIVIDEND DECLARED BY ENGELHARD CORPORATION ON MAY 4, 2006 IF I TENDER MY SHARES IN THE OFFER?

  •
  The offer continues to provide that the price per share payable pursuant to the offer will be reduced to the extent that since April 1, 2006 any dividend with respect to the shares of Engelhard common stock is paid or payable to stockholders of record on a date prior to the transfer of the shares purchased pursuant to the offer to the name of Iron Acquisition Corporation or its nominee or transferee on Engelhard Corporation's stock transfer records. See Section 12 of the Offer to Purchase.

  •
  Therefore, if you tender your shares in the offer and such shares are accepted for payment prior to June 15, 2006 (the record date for the dividend), you will receive the offer price of $39.00 per share but will not receive the previously declared $0.12 per share dividend; on the other hand, if you tender your shares in the offer and such shares are accepted for payment on or after June 15, 2006, you will receive the adjusted offer price of $38.88 per share ($39.00 minus $0.12) promptly following our acceptance of the tendered shares for payment and the previously declared $0.12 per share dividend following the June 30, 2006 dividend payment date.

  •
  Similarly, under the terms of the merger agreement, the right to receive the same amount per share in cash paid pursuant to the offer will be reduced by the per share amount of any dividend with respect to the shares of Engelhard common stock that is paid or payable to stockholders after May 30, 2006 but prior to the effective time of the merger. See Section 6 of this Supplement.

  •
  Therefore, if the merger occurs prior to June 15, 2006 (the record date for the dividend), you will receive $39.00 per share but will not receive the previously declared $0.12 per share dividend; on the other hand, if the merger occurs on or after June 15, 2006, you will receive the adjusted merger consideration of $38.88 per share ($39.00 minus $0.12) following the effective time of the merger and the previously declared $0.12 per share dividend following the June 30, 2006 dividend payment date.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

  •
  We are not obligated to purchase any shares of Engelhard common stock unless there have been validly tendered and not withdrawn prior to the expiration of the offer at least the number of shares of Engelhard common stock that, when added to the shares of Engelhard common stock already owned by BASF Aktiengesellschaft or any of its subsidiaries, shall constitute a majority of the then outstanding shares of Engelhard common stock on a fully diluted basis. These and other conditions to our obligations to purchase shares tendered in the offer are described in greater detail in Section 7 of this Supplement.

HOW DO I TENDER MY SHARES?

        To tender your shares in the offer, you must:

  •
  complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to the Depositary as set forth in Section 2 of this Supplement and Section 3 of the Offer to Purchase;

  •
  tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase; or

  •
  if your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to the Depositary prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 2 of this Supplement and Section 3 of the Offer to Purchase.

IF I ALREADY TENDERED MY SHARES, DO I HAVE TO DO ANYTHING NOW?

  •
  No. Shares previously tendered pursuant to the Offer to Purchase dated January 9, 2006 or the Offer to Purchase dated May 9, 2006 and any of the previously circulated Letters of Transmittal and any amendments to those documents, and not withdrawn, constitute valid tenders for purposes of the offer. Therefore, stockholders who have validly tendered and not withdrawn their shares are not required to take any further action with respect to such shares in order to receive the offer price if shares are accepted for payment and paid for by us pursuant to the offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. See the "Introduction" and Section 2 of this Supplement and the "Introduction" and Section 3 of the Offer to Purchase.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

  •
  If we accept for payment and pay for at least the number of shares that, when added to shares already owned by BASF Aktiengesellschaft or any of its subsidiaries, shall constitute a majority of the outstanding shares on a fully diluted basis, we will merge with and into Engelhard Corporation. If the merger occurs, Engelhard Corporation will become a wholly owned subsidiary of BASF Aktiengesellschaft, and each issued and then outstanding share (other than any shares held in the treasury of Engelhard Corporation, or owned by BASF Aktiengesellschaft, Purchaser or any of BASF Aktiengesellschaft's other subsidiaries and any shares held by Engelhard stockholders properly seeking appraisal for their shares) shall be canceled and converted automatically into the right to receive $39.00 per share in cash (or any greater amount per share paid pursuant to the offer), without interest, less the per share amount of any dividend that has, after the date of the merger agreement and prior to the effective time of the merger, been paid to, or become payable to, stockholders by Engelhard Corporation. See the "Introduction" and Section 6 of this Supplement.

IF A MAJORITY OF SHARES ARE TENDERED, WILL ENGELHARD CORPORATION CONTINUE AS A PUBLIC COMPANY?

  •
  If the merger occurs, Engelhard Corporation will no longer be publicly owned. Even prior to the merger, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the New York Stock Exchange or any other securities market, there may not be a public trading market for the shares, and Engelhard Corporation may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See Section 13 of the Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  •
  If you decide not to tender your shares in the offer, you will receive in the merger, unless you properly seek appraisal for your shares, $39.00 per share in cash (or any greater amount per share paid pursuant to the offer), without interest, less the per share amount of any dividend that has, after the date of the merger agreement and prior to the effective time of the merger, been paid to, or become payable to, stockholders by Engelhard Corporation.

  •
  Following the offer, it is possible that the shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which case your shares may no longer be used as collateral for loans made by brokers.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  •
  On May 26, 2006, the last full trading day before the date of this Supplement, the last reported closing price per share reported on the New York Stock Exchange was $38.68. See Section 3 of this Supplement.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

  •
  You can call Innisfree M&A Incorporated, the Information Agent, at (877) 750-5837 (toll-free from the U.S. and Canada) or 00-800-7710-9971 (toll-free from Europe) or Lehman Brothers Inc., the Dealer Manager, at (888) 610-5877. See the back cover of this Supplement.

To the Holders of Common Stock of Engelhard Corporation:

INTRODUCTION

        The following information (this "Supplement") amends and supplements the Offer to Purchase dated May 9, 2006 (as amended or supplemented from time to time, the "Offer to Purchase"), of Iron Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of BASF Aktiengesellschaft, a stock corporation organized under the laws of the Federal Republic of Germany ("Parent"), pursuant to which Purchaser is offering to purchase all the issued and outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of Engelhard Corporation, a Delaware corporation (the "Company"), and the associated Series A Junior Participating Preferred Stock purchase rights (the "Rights," and together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of October 1, 1998, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agreement"), for $39.00 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, this Supplement and in the accompanying Letter of Transmittal (as may be amended or supplemented from time to time, the "Letter of Transmittal" and, together with the Offer to Purchase and this Supplement, the "Offer"). See Section 8 of the Offer to Purchase for additional information concerning Parent and Purchaser.

        This Supplement should be read in conjunction with the Offer to Purchase. Except as otherwise set forth in this Supplement and the accompanying Letter of Transmittal, the terms and conditions previously set forth in the Offer to Purchase and related Letter of Transmittal remain applicable in all respects to the Offer. Unless the context requires otherwise, all capitalized terms used but not defined in this Supplement have the meanings ascribed to them in the Offer to Purchase.

        Procedures for tendering Shares are set forth in Section 3 ("Procedure for Accepting the Offer and Tendering Shares") of the Offer to Purchase, as supplemented by Section 2 of this Supplement.

        SHARES PREVIOUSLY TENDERED PURSUANT TO THE ORIGINAL OFFER TO PURCHASE (AS DEFINED BELOW) AND THE RELATED LETTER OF TRANSMITTAL OR THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL AND NOT WITHDRAWN CONSTITUTE VALID TENDERS FOR PURPOSES OF THE OFFER. STOCKHOLDERS WHO HAVE VALIDLY TENDERED AND NOT WITHDRAWN THEIR SHARES ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION WITH RESPECT TO SUCH SHARES IN ORDER TO RECEIVE THE OFFER PRICE OF $39.00 PER SHARE IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY PURCHASER PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED.

        On May 30, 2006, Parent, Purchaser and the Company entered into an agreement and plan of merger (the "Merger Agreement"). The Merger Agreement provides, among other things, that after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company will continue as the surviving corporation and will become a wholly owned subsidiary of Parent. At the effective time of the Merger, each Share then outstanding (other than Shares held by the Company, Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent and Shares held by stockholders of the Company who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of Delaware Law) shall be canceled and converted automatically into the right to receive $39.00 per Share in cash (or any greater amount per Share paid pursuant to the Offer) without interest, less the per Share amount of any dividend that has, after the date of the Merger Agreement and prior to the effective time of the Merger, been paid to, or become payable to, holders of Shares by the Company (the "Merger Consideration"). For a discussion of the material terms of the Merger Agreement, see Section 6 of this Supplement.

        THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTEREST OF, THE HOLDERS OF SHARES, HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND MERGER, AND HAS RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER SHARES PURSUANT TO THE OFFER.

        Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. have each delivered to the Board an opinion to the effect that, as of May 29, 2006, on the basis of and subject to the assumptions set forth therein, the consideration to be received by the holders of Shares pursuant to the Offer is fair, from a financial point of view, to such holders (other than Parent, Purchaser and their affiliates). The opinions of each of Merrill Lynch and J.P. Morgan Securities are set forth in full as exhibits to the Company's Schedule 14D-9 (as amended or supplemented from time to time, the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission"). Shareholders are urged to, and should, read the Schedule 14D-9 and such opinions carefully and in their entirety.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT, WHEN ADDED TO SHARES ALREADY OWNED BY PARENT OR ANY OF ITS SUBSIDIARIES, SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS (OTHER THAN THE RIGHTS)) (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN SECTION 7 OF THIS SUPPLEMENT.

        Purchaser may, and under certain circumstances the Company may require Purchaser to, provide for a subsequent offering period in connection with the Offer. If a subsequent offering period is provided, Purchaser will make a public announcement thereof on the next business day after the previously scheduled Expiration Date. See Section 1 of the Offer to Purchase.

        No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights, if properly exercised under Delaware Law, in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 11 of the Offer to Purchase.

        THE OFFER TO PURCHASE, THIS SUPPLEMENT AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  1.
  Terms of the Offer; Expiration Date.

        The discussion set forth in Section 1 of the Offer to Purchase is hereby amended and supplemented as follows:

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. All other conditions to the Offer are contained in Section 7 of this Supplement. Purchaser reserves the right (subject to the applicable rules and regulations of the Commission and the provisions of the Merger Agreement) to amend or waive any one or more of the terms and conditions of the Offer, other than the Minimum Condition, which Parent and Purchaser may not waive.

  2.
  Procedures for Accepting the Offer and Tendering Shares.

        The discussion set forth in Section 3 of the Offer to Purchase is hereby amended and supplemented as follows:

        Stockholders tendering their Shares may continue to use (i) the Letter of Transmittal previously circulated with the Offer to Purchase dated January 9, 2006 (the "Original Offer to Purchase"), (ii) the Letter of Transmittal previously circulated with the Offer to Purchase or (iii) the Letter of Transmittal circulated with this Supplement.

        Although the Letters of Transmittal previously circulated refer only to the Original Offer to Purchase and the Offer to Purchase (and offer prices of $37.00 per Share and $38.00 per Share, respectively), stockholders using such Letters of Transmittal to tender their Shares will nevertheless be deemed to be tendering pursuant to the Offer and will receive the offer price of $39.00 per Share, net to the seller in cash, without interest and less required withholding taxes, for each Share validly tendered and not properly withdrawn and accepted for payment pursuant to the Offer, subject to the terms and conditions of the Offer.

        Stockholders tendering their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase may do so using (i) the Notice of Guaranteed Delivery previously circulated with the Original Offer to Purchase, (ii) the Notice of Guaranteed Delivery previously circulated with the Offer to Purchase or (iii) the Notice of Guaranteed Delivery circulated with this Supplement.

        Shares previously tendered pursuant to the Letters of Transmittal previously circulated with either the Original Offer to Purchase or the Offer to Purchase and not withdrawn constitute valid tenders for purposes of the Offer. Stockholders who have validly tendered and not withdrawn their Shares are not required to take any further action with respect to such Shares in order to receive the offer price of $39.00 per Share if Shares are accepted for payment and paid for by Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. If you have not already tendered your Shares, please disregard the materials previously delivered to you and use the materials accompanying this Supplement.

  3.
  Price Range of Shares; Dividends.

        The discussion set forth in Section 6 of the Offer to Purchase is hereby amended and supplemented as follows:

        The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by the Dow Jones News Service and the amount of cash dividends paid per Share according to published financial sources and the Company's filings with the Commission.

Shares Market Data

	High	Low	Dividends
2006:
First Quarter	$40.92	$30.37	$0.12
Second Quarter (through May 26, 2006)	$39.89	$38.10	$—

        On May 26, 2006, the last full trading day before the date of this Supplement, the last reported closing price per share reported on the NYSE was $38.68.

        On May 4, 2006, the Company declared a quarterly cash dividend of $0.12 per Share payable June 30, 2006 to stockholders of record on June 15, 2006.

        Stockholders are urged to obtain a current market quotation for the Shares.

  4.
  Certain Information Concerning the Company.

        The discussion set forth in Section 7 of the Offer to Purchase is hereby amended and supplemented as follows:

        Pursuant to the Merger Agreement, the Company has agreed to amend the Rights Agreement as promptly as practicable to provide that: (i) a Distribution Date (as defined in the Rights Agreement) shall not occur, the Rights shall not separate (to the extent the Rights Agreement otherwise provides for such separation) or become exercisable and neither Parent nor Purchaser shall become an Acquiring Person (as defined in the Rights Agreement) as a result of the execution or delivery of the Merger Agreement by Parent or Purchaser, the public announcement of such execution and delivery or, provided that the Merger Agreement shall not have been terminated in accordance with Section 8.01 of the Merger Agreement and subject to the terms of the Merger Agreement, the public announcement or the commencement of the Offer or the consummation of the Offer and (ii) the Rights shall cease to be exercisable and the Rights Agreement shall terminate after the consummation of the Offer in accordance with its terms and the terms and conditions of the Merger Agreement, including the acceptance for payment of, and the payment for, all Shares tendered pursuant to the Offer.

  5.
  Background of the Offer; Contacts with the Company.

        The last paragraph in Section 10 of the Offer to Purchase is hereby amended and restated as follows:

        On April 26, 2006, the Company publicly announced that the Board had (a) rejected Parent's firm offer of $38.00 per Share, (b) approved the Leveraged Recapitalization and 20% Share Buyback and (c) announced its intention to expand the size of the Board from six to nine directors, effective at the Annual Meeting, thereby allowing five of nine directors to be elected at the Annual Meeting.

        On May 1, 2006, Purchaser increased the offer price to $38.00 per Share and nominated Mr. Arthur M. de Graffenried III, Mr. William T. Vinson and Mr. Stanford S. Warshawsky for election to fill the newly created vacancies, in addition to Mr. Julian A. Brodsky and Mr. John C. Linehan that Parent nominated on January 27, 2006 to replace the two existing Class I directors, whose terms expire at the Annual Meeting.

        The share buyback portion of the Company's Leveraged Recapitalization and 20% Share Buyback commenced on May 5, 2006 and was set to expire at 5:00 p.m., New York City time, on June 5, 2006.

        On May 22, 2006, Purchaser increased the offer price to $39.00 per Share, extended the Expiration Date of the Offer to 12:00 midnight, New York City time, on June 5, 2006 and indicated that the offer price of $39.00 per Share was its last, best and final offer.

        On May 24, 2006, Mr. Perry called Dr. Hambrecht who was unavailable while traveling. On May 25, 2006, Dr. Hambrecht returned Mr. Perry's call from the previous day, and Mr. Perry and Dr. Hambrecht discussed the terms on which a possible agreement could be negotiated. Dr. Hambrecht and Mr. Perry continued their discussion during two calls on May 26, 2006, after which Dr. Hambrecht and Mr. Perry instructed their respective teams, including their respective financial and legal advisors, to contact each other to negotiate the potential terms and conditions of a merger agreement.

        From May 26, 2006 through May 29, 2006, Purchaser, Parent and their advisors negotiated the terms and conditions of a potential merger agreement with the Company and its advisors.

        On May 30, 2006, Parent, Purchaser and the Company entered into the Merger Agreement, pursuant to which, among other things, the Company agreed to take such actions as were necessary to (a) make the Rights Agreement and the supermajority voting provisions of Article Seventh inapplicable to the Offer and the Merger, (b) terminate the share buyback portion of the Leveraged

Recapitalization and 20% Share Buyback and (c) adjourn the Annual Meeting to June 30, 2006. On May 30, 2006, Parent, Purchaser and the Company announced the execution of the Merger Agreement.

  6.
  The Merger Agreement.

        The following is a summary of the material terms of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed with the Commission as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO (the "Schedule TO") filed by Purchaser and Parent with the Commission in connection with the Offer, and is incorporated herein by reference. The Merger Agreement should be read carefully and in its entirety for a more complete description of the matters summarized below. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

        The Offer.    The Merger Agreement provides that Purchaser shall amend the Offer to reflect the execution of the Merger Agreement and shall use its reasonable best efforts to consummate the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 7 of this Supplement. Purchaser and Parent have agreed not to (i) decrease the offer price per Share, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought to be purchased in the Offer, (iv) impose additional conditions to the Offer in addition to those set forth in Section 7 of this Supplement or (v) amend any other term of the Offer in a manner that is adverse to the holders of Shares, without the prior written consent of the Company.

        The Offer shall remain open until the date that is five business days after the date of this Supplement, unless the period of time for which the Offer is open is extended as may be required by applicable law or in accordance with the immediately following sentence; provided, however, that Purchaser may, or, at the Company's option, if at least 80% of the outstanding Shares on a fully diluted basis have been tendered and accepted for payment by Purchaser, shall, provide for a subsequent offering period after the Expiration Date, in accordance with Rule 14d-11 under the Exchange Act. If, at any Expiration Date, any of the conditions described in Section 7 of this Supplement are not satisfied or waived by Purchaser, Purchaser shall extend the Offer from time to time, each such extension not to exceed such number of days that Purchaser reasonably believes is necessary to cause such conditions to be satisfied (but in any event not more than 15 business days for all such extensions, unless otherwise agreed in writing). Under no circumstances may Parent or Purchaser waive the Minimum Condition. Subject to the terms of the Offer and the Merger Agreement and the satisfaction of the conditions described in Section 7 of this Supplement, Purchaser will accept for payment and pay for any and all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after such Expiration Date.

        The Merger; Merger Consideration.    The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation in the Merger (the "Surviving Corporation") and will become a wholly owned subsidiary of Parent. Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) shall be canceled and converted automatically into the right to receive the Merger Consideration.

        Upon the consummation of the Offer, each employee and director stock option to purchase Shares outstanding under any stock option or compensation plan of the Company shall become fully vested. At or immediately prior to the effective time of the Merger, the Company will cause each such stock option to be canceled and the Company shall, at the effective time of the Merger, pay each holder of any such option an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased had such holder exercised such option in full immediately prior to the effective time of the Merger.

        Upon the consummation of the Offer, each Share subject to restrictions on transfer and/or forfeiture outstanding under any stock or compensation plan of the Company shall become fully vested. In addition, upon consummation of the Offer, the Company will cause each restricted stock unit and each other deferred right to receive in the future shares or cash measured in reference to Shares granted pursuant to the Company's deferred compensation plans to vest and the maximum amount of Shares deliverable thereunder will be delivered as provided in the applicable plan pertaining thereto.

        Schedule 14D-9.    The Merger Agreement provides that the Company shall file with the Commission an amendment to its Schedule 14D-9 reflecting the recommendation of the Board that holders of Shares tender their Shares into the Offer, and shall disseminate the Schedule 14D-9 as required by Rule 14D-9 promulgated under the Exchange Act. The Schedule 14D-9 will set forth that the Board has (i) determined by unanimous vote of all its members that each of the transactions contemplated by the Merger Agreement, including each of the Offer and the Merger, is fair to and in the best interests of the Company and its stockholders, (ii) approved the Offer and the Merger and the Merger Agreement in accordance with Delaware Law and (iii) recommended acceptance and approval of the Offer and adoption of the Merger Agreement by the stockholders; provided, however, that such recommendations and the Schedule 14D-9 may be modified in a manner adverse to Parent and Purchaser or withdrawn if after consultation with its outside counsel, the Board determines that such action is advisable in connection with its fiduciary duties under applicable law.

        Conduct of Business by the Company Pending the Merger.    Pursuant to the Merger Agreement, the Company has agreed that, between the date of the Merger Agreement and such date as Purchaser shall be obligated to accept for payment Shares validly tendered and not withdrawn pursuant to the Offer (the "Acceptance Date"), the businesses of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; and the Company shall use its reasonable best efforts to preserve intact the business organization of the Company and its subsidiaries, to keep available the services of the respective present officers and key employees of the Company and its subsidiaries and to preserve the goodwill of those having business relationships with the Company and its subsidiaries. The Merger Agreement provides that, by way of amplification and not limitation, except as contemplated therein, neither the Company nor any subsidiary shall, between the date of the Merger Agreement and the Acceptance Date, directly or indirectly, do, or propose to do, any of the following, without the prior written consent of Parent: (a)(i) declare or pay any dividends or make any other distributions in respect of any of its capital stock, except for dividends by any direct or indirect wholly owned subsidiary of the Company to its parent in the ordinary course of business consistent with past practice and the Company's quarterly dividend on Shares to be paid on June 30, 2006 to its stockholders of record as of June 15, 2006 in the amount of $0.12 per Share or (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of Shares; (b) issue, deliver, sell, grant, pledge, or otherwise encumber any Shares or any securities convertible into, or rights, to acquire, any such Shares, convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units other than Shares issued pursuant to outstanding option exercise or settlement of stock-based awards; (c) amend or otherwise change its Revised Certificate of Incorporation, as amended (the "Certificate of Incorporation") or bylaws (the "Bylaws") or comparable charter or organizational documents of any of its subsidiaries; (d) acquire any assets of any third party, except for (i) acquisitions of assets in the ordinary course of business consistent with past practice and (ii) pursuant to existing contracts; (e)(i) sell, transfer, pledge, guarantee, lease, license, mortgage, sell and leaseback or otherwise subject to any lien or otherwise dispose of any of its assets to a third party, except for sales of assets in the ordinary course of business consistent with past practice and pursuant to existing contracts, (ii) incur any indebtedness for money borrowed or guarantee thereof, except for drawdowns or borrowings under the existing credit facilities of the Company in the ordinary course of business consistent with past practice and in an amount not to exceed (A) $30,000,000 in the aggregate in connection with the operations of the Company other than operations of the material services business and other than to pay certain expenses and (B) $75,000,000 in the aggregate in connection with the operations of the material services business; or (iii) acquire any shares of the capital stock of the Company or any subsidiary except (A) for shares acquired by the Company from the holder of a stock option or other stock-based award in satisfaction of the exercise price of a stock option or taxes or withholding obligations in case of a stock based award, (B) for shares acquired in the open market for the benefit of any employee stock plan in the ordinary course of business consistent with past practice or (C) as contemplated by Merger Agreement; (f) grant to any director or officer of the Company or any of its subsidiaries (i) any increase in compensation, bonus or other benefits or (ii) any increase in severance or termination pay, in each case except as required by any existing employment, severance or termination agreement; (g)(i) amend any provision of any employee benefit plan or (ii) adopt or enter into any arrangement that would be an employee benefit plan, except (A) to the extent required under the terms of any existing agreements, trusts, plans, funds or other arrangements or (B) to the extent required to comply with applicable law; (h) change any of the Company's accounting methods or principles, except as required by generally accepted accounting principles in the United States or applicable law; (i) commence or settle (i) any suit, action or proceeding relating to the transactions contemplated by the Merger Agreement or (ii) any other suit, action or proceeding involving payments by or to the company or any of its subsidiaries in excess of $2,000,000; or (j) authorize any of, or commit, propose or agree to take any of, the foregoing actions.

        Company Board Representation.    The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors on the Board (giving effect to the directors elected or designated by Purchaser pursuant to this sentence), multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser and any affiliates of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall upon Purchaser's request at any time following the purchase of and any payment for Shares pursuant to the Offer which represent at least the majority of the Shares outstanding on a fully diluted basis take such reasonable actions including promptly filling vacancies or newly created directorships on the Board, promptly increasing the size of the Board and/or promptly requesting the resignations of such number of its incumbent directors as are necessary to enable Parent's designees to be so elected or designated to the Board, and shall use its best efforts to cause Purchaser designees to be so elected or designated at such time. Notwithstanding the foregoing, until the effective time of the Merger, the Company and Purchaser have agreed that at least two members of the Board, as of the date of the Merger Agreement, are to remain members of the Board.

        The Merger Agreement provides that, following the election or appointment of Purchaser's designees in accordance with the immediately preceding paragraph and prior to the effective time of the Merger, any amendment or termination of the Merger Agreement, exercise or waiver of any of the Company's rights, benefits or remedies thereunder, or amendment to the Certificate of Incorporation or Bylaws, will require the concurrence of a majority of those directors of the Company then in office who were not designated by Purchaser.

        Access to Information.    Pursuant to the Merger Agreement, until the Acceptance Date, the Company shall, and shall cause its subsidiaries and each of their respective officers, directors and employees, counsel, advisors, accountants, financial advisors, lenders and representatives to, provide

Parent and Purchaser and their respective officers, employees, counsel, advisors, accountants, financial advisors, financial sources, affiliates and representatives reasonable access during normal business hours, and upon reasonable notice, to the officers, directors, employees, accountants, properties, offices and other facilities and to the books and records of the Company and its subsidiaries, as will permit Parent and Purchaser to make inspections of such as either of them may reasonably require. The parties acknowledge that all legal, accounting and business due diligence has been completed prior to the date hereof.

        Employee Benefits.    The Merger Agreement also provides that, from and after the effective time of the Merger, each of the Surviving Corporation and its subsidiaries shall honor all of its respective compensation and benefits plans, programs, agreements and arrangements of the Company and its subsidiaries in accordance with their terms as in effect immediately prior to the effective time of the Merger. The Surviving Corporation shall, for one year following the effective time of the Merger, provide each employee of the Company and its subsidiaries as of the effective time of the Merger, other than any employee whose employment is subject to a collective bargaining or other labor agreement, with compensation and employee benefits (excluding equity, equity-based and similar compensation) that are comparable in the aggregate to those provided by the Company and its subsidiaries (other than with respect to change of control payments or other payments resulting from the Offer or the Merger) to such employees immediately prior to the effective time of the Merger.

        The employees shall receive credit for prior service with the Company and its subsidiaries for all purposes (but excluding benefit accruals under any defined benefit pension plan) under any compensation or employee benefit plan established or maintained by Parent (to the extent an employee is brought under any such plan), the Surviving Corporation or any of their respective affiliates under which each employee may be eligible to participate on or after the effective time to the same extent recognized by the Company or any of its subsidiaries under comparable benefit plans immediately prior to the effective time (or, if no comparable benefit plans exist, the employee shall receive service credit to the same extent credited under either the Company's Salary Deferral Savings Plan or Savings Plan for Hourly Paid Employees, as applicable); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

        To the extent that, following the Merger, the Surviving Corporation changes the welfare benefit plans, programs and arrangements in which employees participate, Parent shall (i) waive, or use its reasonable best efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each employee to the same extent waived under a comparable benefit plan and (ii) with respect to the plan year in which the change was made, provide a credit to each employee for any co-payments, deductibles and out-of-pocket expenses paid by such employee under the benefit plans during the relevant plan year, up to and including the effective time.

        Directors' and Officers' Indemnification Insurance.    The Merger Agreement provides that Parent shall, and shall cause the Surviving Corporation to, perform all of the obligations of the Surviving Corporation with respect to all rights of the individuals who on or prior to the effective time were directors, officers or employees of the Company or any of its subsidiaries to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Merger as provided in the Certificate of Incorporation and/or Bylaws or other agreements of the Company or in comparable organizational documents or other agreements of any of its subsidiaries as now in effect and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms. The indemnification obligations of Parent and the Surviving Corporation shall not be terminated or modified in such a manner as to adversely affect any indemnitee without the written consent of the affected indemnitee. Parent, from and after the Acceptance Date, shall unconditionally guarantee the timely payment of all funds owed by, and the timely performance of all other obligations of, the Surviving Corporation.

        The Merger Agreement also provides that as of the Acceptance Date, the Company shall have obtained, and for a six year period thereafter, the Surviving Corporation shall maintain in effect, a so-called "tail" policy for such six-year period covering acts or omissions occurring at or prior to the effective time of the Merger, including all acts or omissions relating to the Merger Agreement and the transactions contemplated therein, with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable to the Company's directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend more than $5,000,000.

        Reasonable Best Efforts.    The Merger Agreement provides that, subject to its terms and conditions, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

        Representations and Warranties.    The Merger Agreement contains various representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company's authority and existence, employee benefit matters, brokers, fairness opinions, and information in the offer documents and the Schedule 14D-9.

        Conditions to the Merger.    Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, on or prior to the effective time of the Merger, of the following conditions: (a) the Merger shall have been approved and adopted by the affirmative vote (or written consent in lieu thereof) of the holders of the majority of the Shares; (b) no temporary restraining order, preliminary or permanent injunction or other judgment or order shall have been issued by or shall be pending before any court of competent jurisdiction and no other statute, law, rule, legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing or restraining the consummation of the Merger; and (c) Purchaser shall have accepted for payment and purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition will be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for Shares validly tendered and not withdrawn pursuant to the Offer in violation of the terms of the Offer or of the Merger.

        Termination.    The Merger Agreement provides that it may be terminated at any time prior to the effective time of the Merger, notwithstanding any requisite approval and adoption of the Merger Agreement and the Merger by the stockholders of the Company: (a) by mutual written consent of Parent and Purchaser on the one hand, and the Company, on the other hand or (b) by either Parent or the Company if (i) the Shares tendered in the Offer shall not have been purchased on or before July 31, 2006; provided, however, that the right to terminate the Merger Agreement under this clause (b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date or (ii) a Restraint will be in effect preventing or restraining the consummation of the Merger and shall have become final and nonappealable; or (c) by Parent if at any time prior to the purchase of the Shares pursuant to the Offer (i) the Company shall have breached or failed to perform any of its representations, warranties, would covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (A) (x) in the case of representations and warranties, would or would reasonably be expected to have a Company Material Adverse Effect or (y) in the case of agreements or covenants, would have a Company Material Adverse Effect or be reasonably likely to have a material adverse effect on Purchaser's ability to consummate the Offer, and (B) is not cured by the Company within ten business days following receipt of written notice of such breach or failure to perform from Parent, (ii) there shall have been a breach in any material respect of the representation and warranty related to certain increases in compensation or severance of the Company's executive officers and directors, (iii) the Company shall have breached any of its obligations to (A) adjourn its annual meeting of stockholders to June 30, 2006 or (B) terminate its outstanding self-tender offer to purchase Shares or (iv) any third party shall have become the beneficial owner of more than 15% of the Shares and the Company shall have terminated the Rights Agreement in connection therewith or taken any action to amend or modify the Rights Agreement to exempt such third party from the Rights Agreement or render it inapplicable to such third party; or (d) by the Company if at any time prior to the purchase of the Shares pursuant to the Offer (i) the Board determines in good faith, after considering the advice from outside legal counsel to the Company, that it is required by its fiduciary duties under applicable law in order to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal (as defined in the Merger Agreement); provided, however, that any termination of the Merger Agreement pursuant to (d)(i) shall not be effective until the Company has entered into a binding agreement with respect to such Superior Proposal, or (ii) if Parent or Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (A) would have a material adverse effect on Parent's or Purchaser's ability to purchase the Shares tendered pursuant to the Offer and (B) is not cured by Parent within ten business days following receipt of written notice of such breach or failure to perform from the Company.

  7.
  Certain Conditions of the Offer.

        The discussion set forth in Section 14 of the Offer to Purchase is hereby amended and restated in its entirety as follows:

        Notwithstanding any other provision of the Offer or the Merger Agreement, and in addition to (and not in limitation of) Purchaser's right to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if:

          (a)   the Minimum Condition shall not have been satisfied immediately prior to the Expiration Date (as it may be extended in accordance with the terms of the Merger Agreement); or

          (b)   on or after the date of the Merger Agreement and prior to the Expiration Date (as it may be extended in accordance with the terms of the Merger Agreement), any of the following conditions shall have occurred:

              (i)  any Restraint shall be in effect and not removed making illegal, restraining or prohibiting the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, or the consummation of any other transaction contemplated by the Merger Agreement;

             (ii)  the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct (without giving effect to any materiality or Company Material Adverse Effect (as defined in the Merger Agreement) qualification contained therein) as of the Expiration Date (except to the extent that any such representation or warranty refers specifically to a particular date, in which case such representation or warranty shall be true and correct as of such date) except where the failure to be so true and correct, individually or in the aggregate, does not and would not reasonably be expected to have a Company Material Adverse Effect;

            (iii)  the Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, except where the failure to perform or comply, individually or in the aggregate, does not have a Company Material Adverse Effect or would not reasonably be likely to have a material adverse effect on Purchaser's ability to purchase the Shares pursuant to the Offer;

            (iv)  it shall have been publicly disclosed, or Parent or Purchaser shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the then-outstanding Shares has been acquired by any third party and the Company shall have terminated the Rights Agreement in connection therewith or taken any action to amend or modify the Rights Agreement to exempt such third party from the Rights Agreement or render it in applicable to such third party;

             (v)  there shall have occurred (A) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States of America or Germany or (B) any limitation (whether or not mandatory) by any government or governmental authority on the extension of credit by banks or other lending institutions that materially and adversely affects the ability of Purchaser to consummate the Offer;

            (vi)  the Merger Agreement shall have been terminated in accordance with its terms; or

           (vii)  Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder.

        The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances giving rise to any such condition and may be waived by Parent or Purchaser (except for the Minimum Condition), in whole or in part, at any time and from time to time prior to the Expiration Date, in their respective sole discretion. The failure by Parent or Purchaser at any time prior to the Expiration Date to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

  8.
  Miscellaneous.

        The Offer is being made solely by the Offer to Purchase, this Supplement and the accompanying Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED IN THE OFFER TO PURCHASE, THIS SUPPLEMENT OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 of the Offer to Purchase.

IRON ACQUISITION CORPORATION
Dated: May 30, 2006

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

THE BANK OF NEW YORK

By Mail:	By Hand:	By Overnight Courier:
The Bank of New York PO Box 859208 Braintree, Massachusetts 02185-9208	The Bank of New York Tender & Exchange Department 101 Barclay Street, 1E Receive & Deliver Window New York, New York 10286	The Bank of New York 161 Bay State Drive Braintree, Massachusetts 02184
By Facsimile Transmission: (For Eligible Institutions Only) (781) 380-3388
To Confirm Facsimile Transmissions: (781) 843-1833 x200 (For Confirmation Only)

        Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth below. Requests for additional copies of the Offer to Purchase, this Supplement, the accompanying Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at Purchaser's expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue
20th Floor
New York, NY 10022

Banks and Brokers Call Collect: (212) 750-5833
All Others Call Toll Free: (877) 750-5837 (from the U.S. and Canada)
or 00-800-7710-9971 (from Europe)

The Dealer Manager for the Offer is:

(888) 610-5877

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INTRODUCTION
Shares Market Data
THE BANK OF NEW YORK